AMENDMENT

To Transfer Agency and Service Agreements
Between
Members Mutual Funds
And
State Street Bank and Trust Company

This Amendment is made as of this 1st day of August 2009 between Members Mutual funds (the “Fund”) and State Street Bank and Trust Company (“Transfer Agent”). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of November 20, 2000, as amended, (the “Agreement”), the parties desire to amend the Agreements as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 13 (Termination of Agreement). Section 13.1 of the agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

      “The initial term of the Agreement shall be from August 1, 2009 to July 31, 2011 (the “Initial Term”), unless terminated pursuant to the provisions of this Section 13.”

2. Section 13 (Termination of Agreement). Section 13 of the Agreement is hereby amended by adding new subsection 13.7 which shall read as follows:

      “13.7 In the event that the Fund terminates this Agreement prior to the end of the Initial Term, other than for Cause (defined below), the aggregate amount of the fee concessions provided for the period August 1, 2009 to July 31, 2011, shall be immediately due and payable by the Fund to the Transfer Agent, subject to a pro rata reduction over the Initial Term. For purposes of this provision, “Cause” shall be defined to mean a material default by the Transfer Agent in the performance of its duties and as to which the Fund has given notice to the Transfer Agent and the Transfer Agent has failed to cure within a reasonable time period following receipt of such notice.”

     For purposes of this section, the closure of one or more portfolios or classes of the Fund in the ordinary course of the Fund’s business shall not be deemed to be a termination of the Agreement so long as the total number of CUSIPS and accounts remaining to be serviced by the Transfer Agent immediately after such closure equal or exceed at least 75% of the number in effect immediately prior to such closure. The discontinuation by the Fund or any optional ancillary services (e.g. Vision or FanMail), which are currently charged as an out-of-pocket expense, shall also not be deemed a termination of the Agreement for purposes of the Section 13.7.”

3. Schedule 3.1 (Fees and Expenses). Schedule 3.1 to the Agreement is hereby superseded and replaced with Schedule 3.1 dated August 1, 2009, attached hereto.

4. This Amendment shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

5. All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised by the Amendment; and

6. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MEMBERS MUTUAL FUNDS

/s/ Holly S. Baggot

__________________________________

By: Holly S. Baggot

Title: Treasurer

STATE STREET BANK AND TRUST COMPANY /s/ Joseph C. Antonellis __________________________________ By: Joseph C. Antonellis Title: Vice Chairman

SCHEDULE 3.1

FEES

Effective August 1, 2009 through July 31, 2011

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system. Each class is treated as a separate CUSIP and will be billed as set forth below, except as otherwise noted.

Annual Account Service Fees (Over the Fund Minimum)
     Direct Accounts (Non NSCC Matrix Level III) Fees
          0-50,000 Accounts               $11.00/account
          50,000 – 150,000 Accounts          $10.50/account
          >150,000 Accounts               $ 8.00/account

     Networked Accounts (NSCC Matrix Level III) Fees
          0-50,000 Accounts               $ 9.50/account
          50,000 – 150,000 Accounts          $ 8.50/account
          >150,000 Accounts               $ 6.00/account

     Closed Account Fees                    $ 2.10/account

CUSIP Fees
     Fund Minimum
          CUSIPs other than Y Class*          $10,000/Cusip
          CUSIPs for “Y” Class               $ 6,000/Cusip

     *CUSIPs opened before January 1, 2006 do not have a “Fund Minimum” requirement and are billed at the applicable per account rates noted above.

Retirement Fee (paid by shareholder)
     IRA Custodial Fee (capped @ 25/SSN)     $10.00/SSN

Out-Of-Pocket Expenses
Billed as incurred in accordance with Section 3.2, with the following exceptions: Escheatment reporting is capped for the Initial Term at $150 per report. Charges will be waived for the Initial Term for state tax reporting, FANWeb and Voice. Charges will still apply for any special programming requested by the Fund with respect to FANWeb or Voice and for any phone costs in connection with Voice (e.g. line charges and long-distance charges).